Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated June 29, 2023, relating to the consolidated financial statements of Zentek Ltd. ("the Company") appearing in the Company's Annual Report on Form 40-F for the year ended March 31, 2023. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ "BDO Canada LLP"

BDO Canada LLP

Vancouver, Canada

April 23, 2024